The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270004 and 333-270004-01

Subject to Completion. Dated August 21, 2024.

Pricing Supplement to the Prospectus and Prospectus Supplement, each dated April 13, 2023, the Underlying Supplement No. 1-I dated April 13, 2023, the Product Supplement No. 4-I dated April 13, 2023 and the Prospectus Addendum dated June 3, 2024

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
$
Autocallable Equity Notes due 2026

(Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index)

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The notes will not bear interest. The notes will mature on the stated maturity date (August 26, 2026, subject to adjustment) unless they are automatically called on the call observation date (September 2, 2025, subject to adjustment). Your notes will be automatically called on the call observation date if the closing level of each of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index (which we refer to as the underliers) on that date is equal to or greater than the call level of 100.00% of its initial underlier level (set on the trade date), resulting in a payment on the call payment date (September 4, 2025, subject to adjustment), for each $1,000 principal amount of note, equal to $1,000 plus the product of $1,000 times the call premium amount. The call premium amount is expected to be between 7.52% and 8.83%.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date is based on the performance of the least performing underlier (the underlier with the lowest underlier return) as measured from and including the trade date (on or about August 22, 2024) to and including the determination date (August 24, 2026, subject to adjustment). If the final underlier level of each underlier on the determination date is greater than or equal to 70.00% of its initial underlier level, you will receive a cash payment equal to $1,000 plus the product of $1,000 times the maturity date premium amount (expected to be between 15.04% and 17.66%) for each $1,000 principal amount note. If the final underlier level of any underlier declines by more than 30.00% from its initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

The return on your notes is capped. The maximum payment you could receive is limited if your notes are called on the call observation date because of the call premium amount. If the notes are not automatically called, your payment at maturity is limited to between $1,150.40 and $1,176.60 for each $1,000 principal amount note.

If your notes are not automatically called on the call observation date, to determine your payment at maturity, we will calculate the underlier return of each underlier, which is the percentage increase or decrease in the final underlier level of that underlier from its initial underlier level. We refer to the underlier return of the least performing underlier as the least performing underlier return. On the stated maturity date, for each $1,000 principal amount note, you will receive an amount in cash equal to:

•            if the underlier return of each underlier is greater than or equal to -30.00% (the final underlier level of each underlier is greater than or equal to 70.00% of its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount; or

•            if the underlier return of any underlier is below -30.00% (the final underlier level of any underlier is less than 70.00% of its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the least performing underlier return times (b) $1,000. The payment at maturity will be based on the underlier return of the least performing underlier, which will be negative, and you will receive less than 70.00% of the principal amount of your notes.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” on page PS-11 of the accompanying product supplement and “Selected Risk Factors” on page PS-13 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

The estimated value of the notes, when the terms of the notes are set, will be provided in the final pricing supplement and is expected to be between $950.80 and $960.80 per $1,000 principal amount note. See “Summary Information — The Estimated Value of the Notes” on page PS-8 of this pricing supplement for additional information about the estimated value of the notes and “Summary Information — Secondary Market Prices of the Notes” on page PS-9 of this pricing supplement for information about secondary market prices of the notes.

Original issue date (settlement date): on or about August 29, 2024

Original issue price: 100.00% of the principal amount

Underwriting commission/discount: up to 2.40% of the principal amount*

Net proceeds to the issuer:          % of the principal amount

See “Summary Information — Supplemental Use of Proceeds” on page PS-9 of this pricing supplement for information about the components of the original issue price of the notes.

*J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to an unaffiliated dealer. In no event will these selling commissions exceed 2.40% of the principal amount. See “Plan of Distribution (Conflicts of Interest)” on page PS-86 of the accompanying product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement, the accompanying prospectus or the accompanying prospectus addendum. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing Supplement dated August          , 2024

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price you pay for your notes.

We may use this pricing supplement in the initial sale of the notes. In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●    Product supplement no. 4-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

●    Underlying supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

●    Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

●    Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underliers: the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by S&P Dow Jones Indices LLC (“S&P”), the Russell 2000® Index (Bloomberg symbol, “RTY Index”), as published by FTSE Russell and the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as calculated, maintained and published by STOXX Limited.

The accompanying product supplement refers to each underlier as an “Index.”

Principal amount: each note will have a principal amount of $1,000; $          in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

PS-3

Purchase at amount other than principal amount: the amount we will pay you on the call payment date or at the stated maturity date, as applicable, for your notes will not be adjusted based on the price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the call payment date or the stated maturity date, as applicable, it could affect your investment in a number of ways. The return on your investment in the notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. See “Selected Risk Factors — Risks Relating to the Notes Generally — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount” on page PS-15 of this pricing supplement.

Cash settlement amount (on the call payment date): if your notes are automatically called on the call observation date because the closing level of each underlier on that day is equal to or greater than the call level, for each $1,000 principal amount note, we will pay you on the call payment date an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount.

Cash settlement amount (on the stated maturity date): if your notes are not automatically called, for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlier level of each underlier is greater than or equal to its trigger level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount; or
•	if the final underlier level of any underlier is less than its trigger level, the sum of (i) $1,000 plus (ii) the product of (a) the least performing underlier return times (b) $1,000. You will receive less than $700.

Initial underlier level (to be set on the trade date and will be the closing level of the applicable underlier on the trade date): with respect to each underlier, the closing level of that underlier on the trade date, which was          for the S&P 500® Index,          for the Russell 2000® Index and          for the EURO STOXX 50® Index. The accompanying product supplement refers to each initial underlier level as an “Initial Value.”

Final underlier level: with respect to each underlier, the closing level of that underlier on the determination date. In certain circumstances, the closing level of an underlier will be based on the alternative calculation of that underlier described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” on page PS-46 of the accompanying product supplement or “The Underlyings — Indices — Discontinuation of an Index; Alteration of Method of Calculation” on page PS-68 of the accompanying product supplement. The accompanying product supplement refers to each final underlier level as a “Final Value.”

Call level: with respect to each underlier, 100.00% of its initial underlier level

Underlier return: with respect to each underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Least performing underlier return: the underlier return of the least performing underlier

Least performing underlier: the underlier with the lowest underlier return

Call premium amount (to be provided in the final pricing supplement): expected to be between 7.52% and 8.83% with respect to the call observation date. Therefore, the maximum payment you could receive on the call payment date is expected to be between $1,075.20 and $1,088.30 if your notes are called on the call observation date.

Maturity date premium amount (to be provided in the final pricing supplement): expected to be between 15.04% and 17.66%. Therefore, the maximum payment you could receive on the stated maturity date is expected to be between $1,150.40 and $1,176.60.

Trigger level: with respect to each underlier, 70.00% of its initial underlier level

Trade date: on or about August 22, 2024

PS-4

Original issue date (settlement date): on or about August 29, 2024

Call observation date: September 2, 2025, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” on page PS-45 of the accompanying product supplement. The call observation date is considered a determination date under the accompanying product supplement.

Call payment date: September 4, 2025, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-45 of the accompanying product supplement

Determination date: August 24, 2026, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” on page PS-45 of the accompanying product supplement

Stated maturity date: August 26, 2026, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-45 of the accompanying product supplement. The accompanying product supplement refers to the stated maturity date as the “maturity date.”

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Automatic redemption: As described under “Description of the Notes — Payments on the Notes — Payment upon Early Redemption, Acceleration or Early Repurchase — Automatic Redemption” on page PS-7 of the accompanying product supplement and “— Cash settlement amount (on the call payment date)” above

Closing level: as described under “The Underlyings — Indices — Level of an Index” on page PS-66 of the accompanying product supplement

Business day: as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-45 of the accompanying product supplement

Scheduled trading day: notwithstanding anything to the contrary under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-48 of the accompanying product supplement, for the purposes of the notes offered by this pricing supplement, a “scheduled trading day” means, (a) with respect to the EURO STOXX 50® Index or any relevant successor index (as defined in the accompanying product supplement), a day, as determined by the calculation agent, on which (i) the Index Sponsor (as defined in the accompanying product supplement) of the EURO STOXX 50® Index or that successor index, as applicable, is scheduled to publish the closing level of the EURO STOXX 50® Index or that successor index, as applicable, and (ii) each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the EURO STOXX 50® Index or that successor index, as applicable, is scheduled to be open for trading for its regular trading session; or (b) with respect to each of the S&P 500® Index and the Russell 2000® Index or any relevant successor index, a day, as determined by the calculation agent, on which each of the following exchanges is scheduled to be open for trading for its regular trading session: (i) the relevant exchanges for securities underlying that underlier or successor index, as applicable, and (ii) the exchanges on which futures or options contracts related to that underlier or successor index, as applicable, are traded.

Disrupted day: notwithstanding anything to the contrary under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-48 of the accompanying product supplement, for the purposes of the notes offered by this pricing supplement, a “disrupted day” means, (a) with respect to the EURO STOXX 50® Index or any relevant successor index,

PS-5

(i) a day that is not a scheduled trading day or (ii) a scheduled trading day on which (1) the closing level of the EURO STOXX 50® Index or that successor index, as applicable, is not calculated and published by the Index Sponsor of the EURO STOXX 50® Index or that successor index, as applicable, (2) any exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the EURO STOXX 50® Index or that successor index, as applicable, fails to open for trading during its regular trading session or (3) a market disruption event has occurred, or (b) with respect to each of the S&P 500® Index and the Russell 2000® Index or any relevant successor index, a day that is not a trading day with respect to that underlier or successor index, as applicable, or a day on which a market disruption event occurs or is continuing with respect to t that underlier or successor index, as applicable.

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement, as supplemented by “ — Supplemental Use of Proceeds” below

Tax treatment: You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the

PS-6

potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

ERISA: as described under “Benefit Plan Investor Considerations” on page PS-88 of the accompanying product supplement

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” on page PS-86 of the accompanying product supplement; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $          . We expect to agree to sell to JPMS, and JPMS expects to agree to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement. JPMS proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to an unaffiliated dealer at that price and to pay that dealer a selling commission not in excess of 2.40% of the principal amount.

Conflicts of interest: JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and we are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The offering of the notes will comply with the requirements of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated agent of ours may make sales in the offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

Calculation agent: JPMS

CUSIP no.: 48135TJR5

ISIN no.: US48135TJR59

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PS-7

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement,

(a) any reference to “calculating the closing level of that Index last in effect prior to the commencement of the market disruption event (or prior to the non-trading day)” under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement will be deemed to refer to “calculating the closing level of that Index last in effect prior to the commencement of the initial Disrupted Day”; and

(b)  all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Index	underlier
Initial Value	initial underlier level
Final Value	final underlier level
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement

In addition, the following terms used in this pricing supplement are not defined in the accompanying product supplement: least performing underlier, underlier return, least performing underlier return, call premium amount, maturity date premium amount, call observation date, call payment date, cash settlement amount, call level and trigger level. Accordingly, please refer to “Key Terms” on page PS-3 of this pricing supplement for the definitions of these terms.

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement do not apply to the notes.

Any values of the underliers, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement.

The Estimated Value of the Notes

The estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes, set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” on page PS-16 of this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions

PS-8

about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” on page PS-16 of this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and the unaffiliated dealer, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes, if any, may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. A fee will also be paid to iCapital Markets LLC, an electronic platform in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes” on page PS-16 of this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-17 of this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the trade date through November 22, 2024. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” on page PS-17 of this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples” on page PS-10 of this pricing supplement for an illustration of the risk-return profile of the notes and “The Underliers” on page PS-19 of this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and the unaffiliated dealer, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

PS-9

HYPOTHETICAL EXAMPLES

The following table and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the call observation date and on the determination date could have on whether the notes are automatically called on the call observation date or the cash settlement amount on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of closing levels for the underliers that are entirely hypothetical; no one can predict what the underlier level for any underlier will be on any day throughout the term of your notes, and no one can predict what the closing level of any underlier will be on the call observation date or on the determination date. Each underlier has been highly volatile in the past — meaning that its underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the call payment date or the stated maturity date, as applicable. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the underliers and our and JPMorgan Chase & Co.’s creditworthiness. In addition, the estimated value of the notes will be less than the original issue price. For more information on the estimated value of the notes, see “Summary Information — The Estimated Value of the Notes” on page PS-8 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Trigger level	With respect to each underlier, 70.00% of its initial underlier level
Call level	With respect to each underlier, 100.00% of its initial underlier level
Call premium amount	7.52%
Maturity date premium amount	15.04%

Neither the originally scheduled call observation date nor the originally scheduled determination date is a disrupted day with respect to any underlier

During the term of the notes, each underlier is not discontinued, the method of calculating each underlier does not change in any material respect and each underlier is not modified so that its level does not, in the opinion of the calculation agent, fairly represent the level of that underlier had those modifications not been made

Notes purchased on original issue date at the principal amount and held to the call payment date or the stated maturity date, as applicable

Moreover, we have not yet set the initial underlier level for each underlier that will serve as the baseline for determining the underlier return of each underlier and the amount that we will pay on your notes, if any, on the call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial underlier level of each underlier may differ substantially from the underlier level of that underlier prior to the trade date.

For these reasons, the actual performance of each underlier over the term of your notes, as well as whether the notes are automatically called on the call observation date and the amount payable on the call payment date or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of each underlier during recent periods, see “The Underliers” below. Before investing in

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the offered notes, you should consult publicly available information to determine the levels of the underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

If your notes are automatically called on the call observation date (i.e., the closing level of each underlier on the call observation date is greater than or equal to its call level), the cash settlement amount that we would deliver for each $1,000 principal amount note on the call payment date would be the sum of $1,000 plus the product of $1,000 times the call premium amount. If, for example, the closing level of each underlier on the call observation date were determined to be 115.000% of its initial underlier level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the call payment date would be 107.520% of the principal amount or $1,075.20 for each $1,000 principal amount note.

If the notes are not automatically called on the call observation date (i.e., the closing level of any underlier on the call observation date is less than its call level), the cash settlement amount we would deliver for each $1,000 principal amount note on the stated maturity date will depend on the performance of the least performing underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on the call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlier levels of the least performing underlier and are expressed as percentages of its initial underlier level. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final underlier level of the least performing underlier (expressed as a percentage of its initial underlier level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final underlier level of the least performing underlier (expressed as a percentage of its initial underlier level) and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Underlier Level of the Least Performing Underlier (as Percentage of Initial Underlier Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	115.040%
140.000%	115.040%
130.000%	115.040%
120.000%	115.040%
110.000%	115.040%
105.000%	115.040%
102.500%	115.040%
101.000%	115.040%
100.000%	115.040%
95.000%	115.040%
90.000%	115.040%
75.000%	115.040%
70.000%	115.040%
69.990%	69.990%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the notes have not been automatically called on the call observation date and the final underlier level of the least performing underlier were determined to be 25.000% of its initial underlier

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level, the payment that we would deliver on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level of the least performing underlier were determined to be 150.000% of its initial underlier level, the payment that we would deliver on your notes at maturity would be 115.040% of each $1,000 principal amount note, as shown in the table above. As a result, if you held your notes to the stated maturity date, the cash settlement amount would be capped and you would not benefit from any increase in the final underlier level of the least performing underlier above its initial underlier level.

The payments on the call payment date or at maturity shown above are entirely hypothetical; they are based on closing levels for the underliers that may not be achieved on the call observation date or the determination date, as applicable, and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments on the call payment date or at maturity on notes held to the call payment date or the stated maturity date, as applicable, in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-17 of this pricing supplement.

The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

We cannot predict the actual closing level of any underlier on the call observation date or the determination date or what the market value of your notes will be on any particular day, nor can we predict the relationship between the underlier level of each underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, on the call payment date or at maturity and the rate of return on the offered notes will depend on whether the notes are automatically called, the actual initial underlier level of each underlier, call premium amount and maturity date premium amount we will provide in the final pricing supplement and the actual final underlier level of each underlier as determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the call payment date or on the stated maturity date may be very different from the information reflected in the table and examples above.

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Selected Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks described under the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to an underlier to which your notes are linked, the stocks composing that underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to the Notes Generally

You May Lose Some or All of Your Investment in the Notes

The notes do not guarantee any return of principal. If your notes are not automatically called on the call observation date, the return on the notes at maturity is linked to the performance of the least performing underlier and will depend on whether, and the extent to which, the least performing underlier return is positive or negative. If the final underlier level of the least performing underlier is less than its trigger level, you will lose 1% of the principal amount of your notes for every 1% that the final underlier level of the least performing underlier is less than its initial underlier level. Accordingly, you could lose some or all of your initial investment at maturity. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Cash Settlement Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped

The cash settlement amount you may receive on the call payment date or the stated maturity date is capped, regardless of any appreciation in any underlier, which may be significant.  Even if the closing level of any underlier on the call observation date exceeds its call level or if the final underlier level of any underlier exceeds its trigger level, the return on your notes on the call payment date or the stated maturity date, as applicable, will be limited to the call premium amount or the maturity date premium amount (each of which will be set on the trade date), as applicable, and you will not benefit from the increase in the closing level of any underlier above its initial underlier level.  Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in any underlier.

Your Notes Are Subject to Automatic Call

We will automatically call all, but not part, of your notes on the call observation date, if the closing level of each underlier on that date is greater than or equal to its call level. Under these circumstances, we will pay you the applicable cash settlement amount on the call payment date. Therefore, the term for your notes may be reduced to as short as approximately one year after the original issue date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Least Performing Underlier Below Its Trigger Level

If the notes have not been automatically called on the call observation date and the final underlier level of the least performing underlier is less than its trigger level, you will receive less than the principal amount of your notes and you could lose all or a substantial portion of your investment in the notes.  This means that while a decrease in the final underlier level of the least performing underlier to its trigger level will not result in a loss of principal on the notes, a decrease in the final underlier level of the least performing underlier to less than its trigger level will result in a loss of a significant portion of the principal amount of the notes despite only a small change in the level of that underlier.

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The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

You Are Exposed to the Risk of Decline in the Level of Each Underlier

Your return on the notes and any payment on the notes are not linked to a basket consisting of the underliers.  Whether the notes will be automatically called and, if the notes have not been automatically called, your payment at maturity are contingent upon the performance of each individual underlier such that you will be equally exposed to the risks related to each of the underliers.  In addition, the performance of the underliers may not be correlated.  Poor performance by any of the underliers over the term of the notes may negatively affect whether the notes will be automatically called and, if the notes have not been automatically called, your payment at maturity and will not be offset or mitigated by positive performance by any of the other underliers.  Accordingly, your investment is subject to the risk of decline in the level of each underlier.

Any Payment on the Notes Will Be Determined by the Least Performing of the Underliers

Because whether the notes will be automatically called and, if the notes have not been automatically called, the payment at maturity will be determined based on the performance of the least performing of the underliers, you will not benefit from the performance of any of the other underliers.  The notes will be automatically called only if the closing level of each underlier is greater than or equal to its initial underlier level on the call observation date.  If the notes have not been automatically called and the final underlier level of any underlier is less than its trigger level, you will lose some or all of your principal amount at maturity, even if the final underlier level of any other underlier is greater than or equal to its initial underlier level.

No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable for your notes on the call payment date or the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlier stocks would have.

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We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount

The amount you will be paid for your notes on the call payment date or the stated maturity date, as applicable, will not be adjusted based on the price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the call payment date or the stated maturity date, as applicable, will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the call payment date or the stated maturity date, as applicable, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount.

Lack of Liquidity

The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

The Final Terms and Valuation of the Notes Will Be Provided in the Final Pricing Supplement

The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the final pricing supplement. In particular, each of the estimated value of the notes, the call premium amount and the maturity date premium amount will be provided in the final pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement or under “Summary Information — Key Terms,” as applicable. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes, the call premium amount and the maturity date premium amount.

The Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the notes described in “Key Terms — Tax treatment” in this pricing supplement and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of any income or loss on the notes could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax

PS-15

consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes. Also, the distributor from which you purchase the notes may conduct hedging activities for us in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests, the economic interests of any distributor performing such duties and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, and the business activities of any distributor from which you purchase the notes, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” on page PS-18 of the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-8 of this pricing supplement.

The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “Summary Information — The Estimated Value of the Notes” on page PS-8 of this pricing supplement.

The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan

PS-16

Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-8 of this pricing supplement.

The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Summary Information — Secondary Market Prices of the Notes” on page PS-9 of this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” on page PS-15 of this pricing supplement.

Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the underliers, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the underliers;
•	the time to maturity of the notes;
•	the dividend rates on the underlier stocks;
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•	the actual or expected positive or negative correlation among the underliers, or the absence of any such correlation;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the underlier stocks of the EURO STOXX 50® Index are traded and the correlation between those rates and the closing levels of that underlier; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Underliers

JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the S&P 500® Index

JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index.  JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

An Investment in the Notes Is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index

The underlier stocks that compose the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

The Notes Do Not Provide Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the EURO STOXX 50® Index

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the underlier stocks that compose the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of that underlier. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

The Notes Are Subject to Risks Associated with Securities Issued by Non-U.S. Companies with Respect to the EURO STOXX 50® Index

The underlier stocks that compose the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

PS-18

THE UnderlierS

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” on page US-69 of the accompanying underlying supplement.

In addition, information about the S&P 500® Index may be obtained from other sources, including, but not limited to, that underlier sponsor’s website (including information regarding that underlier’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the S&P 500® Index is accurate or complete.

Historical Closing Levels of the S&P 500® Index

The closing level of the S&P 500® Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the S&P 500® Index during any period shown below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical levels of the S&P 500® Index as an indication of the future performance of the S&P 500® Index. We cannot give you any assurance that the future performance of the S&P 500® Index or the underlier stocks that compose the S&P 500® Index will result in the notes being automatically called on the call observation date or a return of any of your initial investment on the stated maturity date. In light of the increased volatility currently being experienced by the securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P 500® Index. The actual performance of the S&P 500® Index over the term of the offered notes, as well as the amount payable on the call payment date or at maturity, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the S&P 500® Index on each day from January 2, 2019 through August 20, 2024. The closing level of the S&P 500® Index on August 20, 2024 was 5,597.12. We obtained the closing levels shown above and in the graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

PS-19

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The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” on page US-35 of the accompanying underlying supplement.

In addition, information about the Russell 2000® Index may be obtained from other sources, including, but not limited to, that underlier sponsor’s website (including information regarding that underlier’s (i) top ten constituent stocks and (ii) sector weights). We are not incorporating by reference into this pricing supplement the website or any material it includes.  Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the Russell 2000® Index is accurate or complete.

Historical Closing Levels of the Russell 2000® Index

The closing level of the Russell 2000® Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the Russell 2000® Index during any period shown below is not an indication that the Russell 2000® Index is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical levels of the Russell 2000® Index as an indication of the future performance of the Russell 2000® Index. We cannot give you any assurance that the future performance of the Russell 2000® Index or the underlier stocks that compose the Russell 2000® Index will result in the notes being automatically called on the call observation date or a return of any of your initial investment on the stated maturity date. In light of the increased volatility currently being experienced by the securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Russell 2000® Index. The actual performance of the Russell 2000® Index over the term of the offered notes, as well as the amount payable on the call payment date or at maturity, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the Russell 2000® Index on each day from January 2, 2019 through August 20, 2024. The closing level of the Russell 2000® Index on August 20, 2024 was 2,142.188. We obtained the closing levels shown above and in the graph below from Bloomberg, without independent verification.

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THE EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The STOXX Benchmark Indices” on page US-75 of the accompanying underlying supplement.

In addition, information about the EURO STOXX 50® Index may be obtained from other sources, including, but not limited to, that underlier sponsor’s website (including information regarding that underlier’s (i) top ten constituents and their weightings, (ii) sector weightings and (iii) country weightings).  We are not incorporating by reference into this pricing supplement the website or any material it includes.  Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the EURO STOXX 50® Index is accurate or complete.

Historical Closing Levels of the EURO STOXX 50® Index

The closing level of the EURO STOXX 50® Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the EURO STOXX 50® Index during any period shown below is not an indication that the EURO STOXX 50® Index is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical levels of the EURO STOXX 50® Index as an indication of the future performance of the EURO STOXX 50® Index. We cannot give you any assurance that the future performance of the EURO STOXX 50® Index or the underlier stocks that compose the EURO STOXX 50® Index will result in the notes being automatically called on the call observation date or a return of any of your initial investment on the stated maturity date. In light of the increased volatility currently being experienced by the securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the EURO STOXX 50® Index. The actual performance of the EURO STOXX 50® Index over the term of the offered notes, as well as the amount payable on the call payment date or at maturity, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the EURO STOXX 50® Index on each day from January 2, 2019 through August 20, 2024. The closing level of the EURO STOXX 50® Index on August 20, 2024 was 4,857.58. We obtained the closing levels shown above and in the graph below from Bloomberg, without independent verification.

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PS-24